Exhibit 32.2

CERTIFICATE OF

PRINCIPAL FINANCIAL OFFICER

OF

RAM ENERGY RESOURCES, INC.

I, G. Les Austin, Executive Vice President, Chief Financial Officer and principal financial officer of RAM Energy Resources, Inc., referred to as the Company, hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2009, referred to as the report:

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the report fairly presents, in all material respects, the financial condition of the Company at December 31, 2009, and the results of the Company’s operations for the year ended December 31, 2009.

March 10, 2010

/S/ G. LES AUSTIN
G. Les Austin
Senior Vice President and Chief Financial Officer (principal financial officer)